EXHIBIT 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

FRIDAY, OCTOBER 26, 2012

First Quarter 2013 EPS Triples to $0.69 per Share from $0.23 per Share for the First Quarter of 2012

Quarterly Overview:

– Net sales increased by $20.7 million or 13.2%

– Sales volume was virtually unchanged

– Gross profit increased by $8.8 million or 40.5%

– Net income increased by $5.1 million or over 100%

Elgin, IL, October 26, 2012 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2013. Net income for the first quarter of fiscal 2013 was $7.5 million, or $0.69 per share diluted, compared to $2.4 million, or $0.23 per share diluted, for the first quarter of fiscal 2012.

Net sales increased by $20.7 million, or 13.2%, to $177.5 million in the first quarter of fiscal 2013 from net sales of $156.8 million for the first quarter of fiscal 2012. The increase in net sales resulted primarily from higher selling prices generated by pricing actions implemented over the last twelve months and by a shift in sales volume to higher priced consumer products in the consumer distribution channel from lower priced bulk products in the commercial ingredients distribution channel. Sales prices increased in the quarterly comparison for most of the Company’s major product types due to higher commodity acquisition costs. Sales volume, which is defined as pounds sold to customers, in the first quarter of fiscal 2013 was virtually unchanged in comparison to sales volume for the first quarter of fiscal 2012. Sales volume increased in the consumer distribution channel from increased sales of Fisher baking and snack nuts at existing customers and with new Fisher baking nut customers, which began shipping early in the first quarter. Sales volume also increased in the contract packaging distribution channel mainly from expanding sales to a major existing customer. Sales volume declined in the commercial ingredients and export distribution channels primarily due to the impact of high peanut, pecan and walnut prices on customer demand.

Gross profit increased by $8.8 million, and gross profit margin, as a percentage of net sales, increased to 17.2% for the first quarter of fiscal 2013 compared to 13.9% for the first quarter of fiscal 2012. The increase in gross profit and gross profit margin occurred mainly as a result of improved alignment of selling prices with commodity acquisition costs. A partial shift in sales volume away from lower margin bulk business in the commercial ingredients distribution channel to sales of higher margin consumer products in the consumer distribution channel also contributed to the increase in gross profit and gross profit margin.

Total operating expenses for the first quarter of fiscal 2013 increased by $0.4 million to $16.7 million from $16.3 million for the first quarter of fiscal 2012. Total operating expenses for the current first quarter included a net gain of $0.6 million from the sale of assets. The increase in total operating expenses in the quarterly comparison was mainly attributable to increases in advertising, marketing and compensation expenses. Total operating expenses, as a percentage of net sales, declined to 9.4% of net sales from 10.4% for the first quarter of fiscal 2012 primarily because of a higher net sales base.

Interest expense declined by $0.1 million in the quarterly comparison mainly due to a reduction in long-term debt.

The total value of inventories on hand at the end of the first quarter of fiscal 2013 increased by $21.2 million, or 18.7%, in comparison to the total value of inventories on hand at the end of the first quarter of fiscal 2012. The increase in the total value of inventories in the quarterly comparison was driven mainly by increased commodity acquisition costs and increased quantities of raw nut input stocks and finished goods on hand. As a result of higher commodity acquisition costs for most of the major nuts that the Company purchases, the weighted average cost per pound of raw nut input stocks on hand increased by 13.0% in the quarterly comparison. Raw nut input stocks increased by 2.9 million pounds or 13.8%. The increase in raw nut input stock quantities on hand was attributable mainly to the earlier commencement of the walnut harvest and to increases in raw peanut and pecan inventories. The quantities of finished goods on hand increased by 1.7 million pounds, or 11.4%, to provide for the continuing growth in Fisher baking and snack nut sales volume that is anticipated to occur in the second quarter of fiscal 2013.

“A shift in sales volume to our Fisher baking and snack nut products in the current first quarter contributed to higher gross profit margin levels,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Executing our Fisher growth strategies in our strategic plan by leveraging the advantages associated with our unique packaging for baking nuts and increasing promotional and merchandising support for the Fisher brand was our top priority in the first quarter, and we were successful. In the quarterly comparison, sales volume for Fisher baking and snack nut products in the consumer distribution channel increased by almost 30%. The gain in Fisher sales volume came from new baking nut business with new customers and expanding snack and baking nut sales volume with existing customers through line extensions and increased promotional and merchandising activity,” Mr. Sanfilippo explained. “We will continue to focus on growing the Fisher brand by aggressively pursuing new distribution opportunities and by increasing our promotional and merchandising support. We believe that these future growth efforts for the Fisher brand will be further aided by anticipated lower new crop market prices for peanuts and for virtually all tree nuts except almonds,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Monday, October 29, 2012, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-680-0894 from the U.S. or 617-213-4860 internationally and enter the participant passcode of 82703328. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private label products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xx) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

-more-

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 27, 2012	September 29, 2011
Net sales	$177,507	$156,800
Cost of sales	146,934	135,034

Gross profit	30,573	21,766

Operating expenses:
Selling expenses	10,179	10,025
Administrative expenses	6,525	6,250

Total operating expenses	16,704	16,275

Income from operations	13,869	5,491

Other expense:
Interest expense	1,246	1,338
Rental and miscellaneous expense, net	530	306

Total other expense, net	1,776	1,644

Income before income taxes	12,093	3,847
Income tax expense	4,559	1,405

Net income	$7,534	$2,442

Basic earnings per common share	$0.70	$0.23

Diluted earnings per common share	$0.69	$0.23

Weighted average shares outstanding
— Basic	10,796,682	10,682,647

— Diluted	10,956,108	10,773,945

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 27, 2012	June 28, 2012	September 29, 2011
ASSETS
CURRENT ASSETS:
Cash	$2,471	$2,459	$1,709
Accounts receivable, net	63,927	49,867	49,031
Inventories	134,617	146,384	113,450
Deferred income taxes	4,823	4,823	4,882
Prepaid expenses and other current assets	2,893	3,284	2,745

	208,731	206,817	171,817

PROPERTIES, NET:	144,595	146,711	151,849

OTHER ASSETS:
Intangibles, net	10,177	10,944	13,174
Other	7,726	7,255	7,151

	17,903	18,199	20,325

	$371,229	$371,727	$343,991

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$38,067	$45,848	$39,105
Current maturities of long-term debt	12,496	12,724	10,646
Accounts payable	38,284	33,044	30,645
Book overdraft	932	1,947	1,671
Accrued expenses	17,688	26,144	19,989
Income taxes payable	4,120	—	—

	111,587	119,707	102,056

LONG-TERM LIABILITIES:
Long-term debt	35,718	36,206	41,610
Retirement plan	13,400	13,335	10,614
Deferred income taxes	646	460	2,134
Other	979	1,006	1,092

	50,743	51,007	55,450

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	83	83	82
Capital in excess of par value	104,084	103,876	102,824
Retained earnings	110,093	102,559	87,879
Accumulated other comprehensive loss	(4,183)	(4,327)	(3,122)
Treasury stock	(1,204)	(1,204)	(1,204)

	208,899	201,013	186,485

	$371,229	$371,727	$343,991